NOTICE & PROXY STATEMENT
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R. R. Donnelley & Sons Company

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2002	ANNUAL MEETING OF STOCKHOLDERS Meeting Notice Proxy Statement

R. R. DONNELLEY & SONS COMPANY

77 West Wacker Drive
Chicago, Illinois 60601-1696

Your vote counts.  Please take a moment to read the information and instructions inside.

2002 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Bank One Auditorium,
1 Bank One Plaza
(at Dearborn and Madison Streets)
Chicago, Illinois 60602

WHEN

Thursday, March 28, 2002 at 9:00 a.m. Chicago time

WHY

•	To elect three directors

•	To vote on a stockholder proposal regarding a sustainability report to shareholders

•	To conduct any other business if properly raised

RECORD DATE

The close of business on February 6, 2002

You will find more information on the nominees for director in the proxy statement on the following pages. If you are a stockholder of record, you can vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet — even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 9. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on February 6, 2002, you are invited to attend, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors

Monica M. Fohrman
Secretary

February 22, 2002

2002 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

February 22, 2002

This proxy statement is issued in connection with the 2002 Annual Meeting of Stockholders scheduled for March 28, 2002. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about February 22, 2002.

Proposals

Proposal 1: Election of Directors

The company’s Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Therefore, at the meeting stockholders will vote to elect three directors of Class 2. Our nominees for director are:

[PHOTO]	Joseph B. Anderson, Jr.

Chairman and chief executive officer, Chivas Industries L.L.C., a manufacturer of interior lighting and trim, injection molding and energy absorbing foam components for the automotive industry, 1994-present

Directorships: Chivas Industries L.L.C.; ArvinMeritor, Inc.; Quaker Chemical Corporation
Committees: Audit; Corporate Responsibility & Governance
Age: 58
Director since: 1998

[PHOTO]	Judith H. Hamilton

President and chief executive officer, Classroom Connect Inc., a provider of materials integrating the internet into the education process, 1999-present President and chief executive officer, FirstFloor Software, an internet software publisher, 1996-1998

Directorships: Artistic Media Partners, Inc.; Evolve, Inc.; Lante Corporation
Committees: Audit; Corporate Responsibility & Governance
Age: 57
Director since: 1995

[PHOTO]	Bide L. Thomas

President, Commonwealth Edison Company, a producer, distributor and seller of electric energy, 1987-1992 (retired)

Directorships: The Northern Trust Corporation
Committees: Audit; Executive; Finance
Age: 66
Director since: 1987

The board recommends that stockholders vote for each of our nominees. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposal 2: Stockholder Proposal

We have been notified that the following stockholders intend to introduce and support the following proposal at the 2002 Annual Meeting: the Adrian Domini-can Sisters, 1257 East Siena Heights Drive, Adrian Michigan 49221-1793, which has provided certifica-tion indicating that, as of October 16, 2001, it was the beneficial owner of 100 shares of the company’s common stock, the Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York, 10016-1301, which has provided certifica-tion indicating that, as of October 20, 2001, it was the beneficial owner of 185,030 shares of the company’s common stock, and the Maryknoll Fathers and Brothers, P.O. Box 305, Maryknoll, New York, 10545-0305, which has provided certification indicating that, as of October 22, 2001, it was the beneficial owner of 100 shares of the company’s common stock. Based on the information above, the stockholder proponents own a total of approximately .16% of the total shares of the company’s common stock outstanding.

Whereas the global economy presents corporations with the challenge of creating sustainable business relationships by participating in the sustainable development of the communities in which they operate.

The ability of corporations to continue to provide goods and services in our increasingly interdependent world depends on their acceptability to the societies where they do business. Good corporate citizenship goes beyond the traditional business functions of creating jobs and paying taxes, to include corporate practices designed to protect human rights, worker rights, land and the environment.

A “Millennium Poll on Corporate Social Responsibility” interviewed over 25,000 citizens in 23 countries and found that two out of every three people want corporations to contribute to broader societal goals. (Environics International Ltd., October 1999)

A number of companies are working on sustainability by taking a long-term approach to creating shareholder value through embracing opportunities and managing risks derived from economic, environmental and social developments. Increasingly, concerned investors evaluate companies based on their financial, environmental and social performance — the triple bottom line.

According to the Dow Jones Sustainability Group, sustainability includes: “Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities and non-governmental organizations) and responding to their specific and evolving needs thereby securing a long term ‘license to operate,’ superior customer and employee loyalty and ultimately superior financial returns.” (www.sustainability-index.com; March 2000)

To address the social well being in communities where they operate, companies need to adopt policies that actively engage community institutions in sustainable economic development to improve the quality of life and standard of living of many workers who live in substandard housing without access to potable water, health care and education.

Corporate sustainability includes a commitment to pay a sustainable living wage to its employees and workers of suppliers. Our company needs to make sure workers have the purchasing power to meet their needs and provide enough discretionary income to support the development of small businesses in their local community. A recent purchasing power index study conducted in 15 cities in Mexico found that it takes four to five Mexican minimum wages to support a family of four (Making the Invisible Visible, Center for Reflection Education and Action, June 2001). We believe paying sustainable wages contributes to community development and employee loyalty to the company.

The sustainability of corporations is connected to the economic sustainability of their workers and the communities where corporations operate, source and sell their products. We believe effective corporate policies can be adopted that will benefit both communities and corporations.

Resolved: shareholders request the Board of Directors to prepare at reasonable expense a sustainability report. A summary of the report should be provided to shareholders by October 2002.

Support Statement

We believe the report should include:

1. The company’s operating definition of sustainability.

2. A review of current company policies and practices related to social, environmental and economic sustainability.

3. A summary of long-term plans to integrate sustainability objectives throughout the company’s operations.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The stockholder proposal asks generally that the board “prepare…a sustainability report” and provide stockholders with a summary of the report by October 2002. It goes on to request that the report discuss three particular topics. The purpose of the proposed review and report would presumably be to ensure that the company is conducting its operations, including its international operations, in a manner that benefits both the company and the communities in which it operates.

The board believes that the proposed review and report are not warranted. The board and management are already fully committed to ensuring that all of our facilities, whether in the U.S. or any other country, are operated ethically and responsibly and in a manner that benefits the communities in which they are located. The company’s Principles of Ethical Business Conduct states clearly that for “more than 131 years, the policy of R.R. Donnelley & Sons Company, its subsidiaries and affiliates has been to conduct business in a lawful and ethical manner.” The Principles are distributed in the local language to all company employees. The board’s Corporate Responsibility & Governance Committee has special responsibility in this regard. It is charged with, among other things, overseeing “the Company’s commitment to employee health and safety, equal employment opportunity and the environment.” The Corporate Responsibility & Governance Committee is made up entirely of outside directors, and is thus able to provide a form of independent monitoring.

The company has a record of acting to protect and enhance the environment. In 2001 alone, our York/Flaxby Moor operation in the United Kingdom became certified to the ISO 14001 environmental management system while our Roanoke, Virginia operation donated 60 acres of land surrounding the plant to the Corporate Lands for Learning Program. Earlier acknowledgements received by the company include the award to our Lancaster, Pennsylvania operations of the Pennsylvania Governor’s Award for Environmental Excellence.

Employee health and safety has been a key area of focus for the company. In 2001, the company’s Senatobia, Mississippi operation was re-certified to Star status, the highest level award in OSHA’s Voluntary Protection Program. The Roanoke, Virginia operation has been recommended by OSHA for Star status which we expect to receive in 2002. Our Reynosa, Mexico operation is preparing now to obtain certification under the Voluntary Program of the Secretariat of Labor and Social prevention (Program de Autogestion). And, our Krakow, Poland, Reynosa, Mexico and Shenzhen, China operations each reached one million hours without a single “days away” injury case.

Similarly, the company is committed to creating an environment in each of its operations where every employee can contribute his or her own unique skills and ideas. Inclusion and diversity are business imperatives for R.R. Donnelley, not just requirements of law. Our efforts are being recognized. The company has been named by NEXT STEP Magazine among the Top 100 of America’s most diverse companies and as a diversity “best practice” company by the global human resources consulting firm, Watson Wyatt.

We recognize our civic obligation as a major employer in communities ranging from China to Poland to the United States, with a particular emphasis on issues involving children. In 2001, the company established the R.R. Donnelley Foundation, which formalizes and institutionalizes our 137 year tradition of social responsibility to the communities in which the company operates. As part of this tradition, the company has a continued commitment to United Way to ensure that our communities have a strong safety net for community services that serve those in need. We also work with United Way International to support its efforts to set up and nurture local United Way chapters in communities around the world. The company also participates in two college scholarship programs, one for children of U.S. employees and another for children of employees in other countries.

The review and report that the proponents suggest would therefore be duplicative of many of the efforts we are already undertaking. They would also be expensive and time-consuming. Given that the above-mentioned policies and initiatives are already in place, the review and report the proponents’ request would not result in any additional benefit to the stockholders or our employees.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2002 Annual Meeting, and entitled to vote on the stockholder proposal on a sustainability report, is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote for each share of the company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If you prefer to vote by mail, by telephone or over the Internet and your shares are registered in your name, or if you hold your shares as a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, you may do so using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to verify stockholders through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If your shares are held in “street name,” you should vote your shares as directed by your broker or other nominee.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to this proxy statement or evidence of your stock ownership with you to the meeting. The ticket will serve as your admission and your authorization to vote in person.

•	Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to this proxy statement or evidence of your stock ownership from your broker.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the secretary of the company.

•	By executing another proxy that bears a later date which is voted at the meeting.

•	By voting by telephone at a later time.

•	By voting over the Internet at a later time.

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy. In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2002 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting.

Voting Rules

When voting to elect directors, you have three options:

•	Vote for all three nominees.

•	Vote for only some of the nominees.

•	Withhold authority to vote for all or some nominees.

If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election.

When voting on any other proposals, you again have three options, but different from those pertaining to the election of directors:

•	Vote FOR a given proposal.

•	Vote AGAINST a given proposal.

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against a proposal. Non-voted shares will not affect the result.

If you return your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director.

•	AGAINST the stockholder proposal regarding a sustainability report to shareholders.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn’t reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $10,000 plus out-of-pocket expenses.

As of the record date, there were 112,948,996 shares of common stock outstanding. This does not include 27,940,054 shares held in the company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company’s common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1996. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among R.R. Donnelley, S&P 500 Index and Peer Group*

Fiscal Year Ended December 31

	December 31,
	1996	1997	1998	1999	2000	2001

R.R. Donnelley	$ 100.00	$ 121.36	$ 145.65	$ 84.82	$ 96.01	$ 108.95

Standard & Poor’s 500	100.00	133.36	171.48	207.56	188.66	166.24

Peer Group	100.00	124.07	133.39	170.76	161.38	165.19

R.R. Donnelley provides a broad range of communications services to publishers, retailers, catalog merchants and information providers, among others. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies. Changes in the peer group from year to year result from companies being added to or deleted from the Value Line publishing group or newspaper group.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Stock
Company	Class

Banta Corporation

Bowne & Co. Inc.

Deluxe Corporation

Dow Jones & Company, Inc.

Gannett Co., Inc.

John H. Harland Company

Hollinger Inc.	A

Knight-Ridder, Inc.

Lee Enterprises, Inc.

McClatchy Newspapers, Inc.	A

McGraw-Hill, Inc.

Media General, Inc.	A

Meredith Corporation

News Corp Ltd	ADR

The New York Times Company	A

Penton Media, Inc

Playboy Enterprises, Inc.	B

Pulitzer Publishing Company

The Reader’s Digest Association, Inc.	A

Reuters Group PLC	ADR

Scholastic Corporation

The E.W. Scripps Company	A

Tribune Company

The Washington Post Company	B

John Wiley & Sons	A

About the Current Directors

The information below describes the directors whose terms continue to run until 2003 or 2004. Information on current directors who are up for re-election this year is provided earlier under Proposal 1.

Directors of Class 3 – Terms expire in 2003

[PHOTO]	Gregory Q. Brown

Chairman and chief executive officer, Micromuse Inc., a provider of network diagnostics and service-assurance software, 1999-present President, Ameritech Custom Business Services, Ameritech Corporation, 1996-1999

Directorships: Micromuse Inc.; Walter Kaitz Foundation
Committees: Audit; Corporate Responsibility & Governance
Age: 41
Director since: 2001

[PHOTO]	James R. Donnelley

Partner, Stet & Query Limited Partnership, a private investment partnership, 2000-present Vice chairman of the board of the company, 1990-2000 (retired)

Directorships: PMP Limited; Sierra Pacific Resources
Committees: Executive; Finance
Age: 66
Director since: 1976

[PHOTO]	Thomas S. Johnson

Chairman and chief executive officer, GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank, 1993-present

Directorships: GreenPoint Financial Corp.; GreenPoint Bank; Alleghany Corporation; Online Resources & Communications Corporation; The Phoenix Companies, Inc.
Committees: Finance; Human Resources
Age: 61
Director since: 1990

[PHOTO]	Norman H. Wesley

Chairman and chief executive officer, Fortune Brands, Inc., a manufacturer of consumer products, 1999-present

President and chief operating officer, Fortune Brands, Inc., 1999

Chairman and chief executive officer, MasterBrand Industries, Inc., and ACCO World Corporation, Fortune Brands, Inc., 1997-1998

President and chief executive officer, ACCO World Corporation, Fortune Brands, Inc., 1990-1997

Directorships: Fortune Brands, Inc.; Pactiv Corporation
Committees: Executive; Finance; Human Resources
Age: 52
Director since: 2001

Directors of Class 1 – Terms expire in 2004

[PHOTO]	Martha Layne Collins

Executive scholar in residence, Georgetown College, 1998-present

Director of international business and management, University of Kentucky, 1996-1998 President, Martha Layne Collins & Associates, a consulting firm, 1988-present

Directorships: Eastman Kodak Company; Mid-America Bancorp (dba Bank of Louisville); PURCHASEPRO.com, Inc.
Committees: Audit; Executive
Age: 65
Director since: 1987

[PHOTO]	William L. Davis

Chairman, president and chief executive officer of the company, 2001-present Chairman and chief executive officer of the company, 1997-2001

Senior executive vice president, Emerson Electric Company, manufacturer of electrical, electronic and related products, 1993-1997

Committees: Executive
Age: 58
Director since: 1997

[PHOTO]	Oliver R. Sockwell

Executive-in-residence, Columbia University Graduate School of Business, 1997-present

President and chief executive officer, Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987-1997

Committees: Corporate Responsibility & Governance; Human Resources
Age: 58
Director since: 1997

[PHOTO]	Stephen M. Wolf

Chairman and chief executive officer, US Airways Group, Inc. and US Airways, Inc., 1996-1998, 2001-present

Chairman, US Airways Group, Inc. and US Airways, Inc., 1998-2001

Directorships: US Airways Group, Inc.; Philip Morris Companies, Inc.
Committees:Finance; Human Resources
Age: 60
Director since: 1995

In 2001, the board met seven times.

The Board’s Committees and their Functions

The board has five standing committees, whose names and responsibilities are described below:

Audit Committee — reviews the scope of independent and internal audits and assesses the results. Each January, the committee reviews the results of the independent public accountants’ audit before the earnings report is released publicly. The committee periodically reviews the performance of the company’s accounting and financial personnel, and annually recommends the selection of independent public accountants to the Board. The committee also reviews the company’s financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the company’s codes of conduct. The Audit Committee Charter was attached as Exhibit A to the proxy statement the company filed with the Securities and Exchange Commission on February 26, 2001. As required by the Audit Committee Charter, each member of the Audit Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards. The committee met three times in 2001.

Corporate Responsibility & Governance Committee — oversees the company’s employee health and safety, equal employment opportunity and environmental commitments. The committee recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee may recommend changes to policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and board and director performance evaluation. The committee met five times in 2001.

Executive Committee — can exercise all of the authority of the full board of directors, except for specific powers delegated to other committees and certain other actions described in the company’s bylaws. The committee met one time in 2001.

Finance Committee — reviews the company’s finan-cial policies and makes recommendations regarding the company’s financial condition and allocation of funds, including dividend payments. The committee also reviews the performance and management of the company’s Retirement Benefit Plan. The committee met five times in 2001.

Human Resources Committee — determines the compensation (including annual salary, bonus and other benefits) of senior officers. As appropriate, the committee also institutes and monitors performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and administers all employee benefit plans. It also recommends candidates for election as senior officers. The committee met six times in 2001.

Director Compensation

Directors who are not officers of the company receive the following annual cash fees for their services to the board:

•	$32,000 for serving as a director.

•	$1,000 for each committee of which they are a member.

•	An additional $4,500 for each committee chairmanship they hold.

•	$1,000 for each board or committee meeting they attend.

•	$1,000 for each non-meeting day the company requests them to spend on committee work.

Non-employee directors may elect to have some or all of their cash fees applied toward the purchase of company common stock at fair market value, issued in the form of ten-year options to purchase the company’s common stock at an exercise price equal to the fair market value of the common stock on the date granted or deferred. Any deferred amounts will, at the director’s election, either earn the same rate of interest as five-year U.S. government bonds or be converted into shares of phantom stock. A director can receive deferred fees, along with the interest or gains earned, in a lump sum or in as many as ten equal annual installments. In either case, payments are made after the director reaches age 65 or leaves the board, whichever comes later.

In addition to the annual cash fees, non-employee directors receive an annual award of phantom stock. The phantom stock is credited as of January 1 each year, with the number of shares determined by dividing 65% of the annual retainer by the fair market value of a share of common stock. Each non-employee director may elect to receive options in lieu of all or part of such phantom stock award.

The 2000 Stock Incentive Plan provides for grants of stock options to each non-employee director every year immediately after the annual meeting to purchase a number of shares of the company’s common stock equal to 2.5 times the annual retainer divided by the fair market value of a share of the company’s common stock on the date of grant. The exercise price is the fair market value of a share of the company’s common stock on the date granted. The options may be exercised beginning one year after the date granted or the day immediately preceding the next annual meeting (whichever is sooner) and ending ten years after the date granted.

Under the retirement plan for directors, each of the current directors who was active as of January 1, 1997 elected to either:

•	Receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or

•	Convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors serving on the board between January 1, 1997 and January 1, 2000 who had less than ten years of service on the board received an annual award of phantom stock. The phantom stock was credited as of January 1 each year, with the number of shares determined by dividing 35% of the director’s annual retainer by the fair market value of a share of common stock. Each non-employee director could elect to receive options in lieu of all or part of such phantom stock award.

As of January 2, 2000, the company ceased to have a retirement program for directors, although benefits previously accrued continue to be paid.

The Company’s Largest Stockholders

The table below lists all institutions and individuals known to hold more than 5% of the company’s common stock. This information has been obtained from filings with the Securities and Exchange Commission. The percentages shown are based on outstanding shares of common stock as of February 6, 2002.

Based upon information available to the company, which information may not be complete, the descendants of company founder

Richard Robert Donnelley (1836-1899) and their families own approximately 13.5% of the company’s common stock.

Beneficial Ownership of Stock

Stockholder	Comments

Dodge & Cox	Dodge & Cox is an investment advisor.
One Sansome Street	This amount reflects the total shares
35th Floor	held by clients.
San Francisco, CA 94104

Northern Trust Corporation	Northern Trust Corporation is the
50 South LaSalle Street	parent holding company for The
Chicago, IL 60675	Northern Trust Company and other
subsidiaries. This amount reflects
the total shares held by each affiliate,
including shares reported elsewhere
in this statement as belonging to
James R. Donnelley.

Pacific Financial Research, Inc.	Pacific Financial Research, Inc. is an
9601 Wilshire Boulevard – 800	investment advisor. This amount
Beverly Hills, CA 90210	reflects the total shares held by clients.

Barclays Global Investors, N.A.	Barclays Global Investors, N.A. is a bank.
45 Fremont Street	This amount reflects the total shares
San Francisco, CA 94105	held by it and its affiliates.

	% of Total	Investment	Voting
Number of Shares	Outstanding	Authority	Authority

11,779,147	10.4	Sole, all shares.	Sole, 10,917,867;
			shared, 142,300;
			no voting authority, 718,980.

8,434,872	7.5	Sole, 2,654,365;	Sole, 6,768,775;
		shared, 4,757,234;	shared, 1,605,981;
		no investment authority,	no voting authority, 60,116.
		1,023,273.

7,936,063	7.0	Sole, all shares.	Sole, 7,378,000;
			no voting authority, 558,063.

7,170,927	6.3	Sole, all shares.	Sole, 6,964,102
			no voting authority, 206,825.

Stock Held by Directors and Executive Officers

The table below lists the beneficial ownership of common stock as of December 31, 2001 by all directors and nominees and each of the persons named in the tables under Executive Compensation below, including the company’s executive officers. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to March 1, 2002 have been added to the total outstanding shares.

Beneficial Stock Ownership of Directors and Executives

			Stock
			Options
		Restricted	Exercisable	Total	% of Total
Name	Shares(1)	Shares(3)	Prior to 3/1/02	Shares	Outstanding

DIRECTORS
Joseph B. Anderson, Jr.	400	0	7,793‡	8,193	*
Gregory Q. Brown	177	0	0	177	*
Martha Layne Collins	6,193	0	28,000‡	34,193	*
James R. Donnelley	3,196,586(2)	0	78,400	3,274,986	2.9
Judith H. Hamilton	8,198	0	19,793‡	27,991	*
Thomas S. Johnson	8,578	0	46,876‡	55,454	*
Oliver R. Sockwell	2,000	0	11,793‡	13,793	*
Bide L. Thomas	3,576	0	27,793‡	31,369	*
Norman H. Wesley	0	0	0	0	*
Stephen M. Wolf	30,000	0	23,793‡	53,793	*

NAMED EXECUTIVE OFFICERS
Michael B. Allen	19,365	7,800	81,000	108,165	*
Ronald E. Daly	17,338	0	73,100	90,438	*
William L. Davis	194,639	96,269	1,042,000	1,332,908	1.2
Monica M. Fohrman	23,589	7,334	63,400	94,323	*
Joseph C. Lawler	12,893	16,667	99,800	129,360	*
Gregory A. Stoklosa	4,466	10,000	74,200	88,666	*
Michael W. Winkel	3,901	10,667	80,667	95,235	*

Combined totals of directors and executive officers**

				5,439,044	4.8

*	Less than one percent.

**	Totals do not include stock owned by individuals who were not serving as executive officers on December 31, 2001.
‡	Non-employee director stock options.

[1]	Includes interests in shares held through the Donnelley Stock Fund; does not reflect deferred fees for which directors have elected to receive phantom stock of the company.

[2]	Includes 2,265,081 shares for which Mr. Donnelley shares voting and investment authority; does not include 42,945 shares owned by a family member to which beneficial ownership is disclaimed.

[3]	Subject to limits on sale or transfer, and can be forfeited under certain conditions.

Executive Compensation

The summary compensation table summarizes the compensation of the company’s chief executive officer and the other persons required to be disclosed for up to three calendar years in which they served as executive officers.

Summary Compensation Table

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
Year	Name and Principal Position	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Awards ($)	Options (#)	All Other Compensation ($)

2001	W.L. Davis	900,000	63,180	114,331	0	210,000	442,204(2)
2000	Chairman, President and CEO	887,500	859,754	55,096	1,050,000	210,000	56,552
1999		812,500	862,575	143,187	0	0	53,531

2001	M.B. Allen(1)	321,250	29,801	0	0	0	95,247(2)
	Executive VP, Print Solutions

2001	R.E. Daly President, Print Solutions	359,239	218,736	0	0	58,000	146,283(2)

2001	M.M. Fohrman	265,000	12,588	0	0	0	23,032(2)
2000	Senior VP, General	257,499	160,408	0	231,000	129,000	2,550
1999	Counsel and Secretary	235,000	114,482	10,149	0	25,000	1,763

2001	J.C. Lawler Executive VP	370,000	23,058	0	0	0	85,545(2)

2001	G.A. Stoklosa	350,000	17,652	0	0	0	62,549(2)
2000	Executive VP and CFO	282,166	161,356	0	343,125	180,000	9,805

2001	M.W. Winkel(1)	229,619	5,740	0	0	0	567,116(3)
2000	Executive VP	368,751	253,395	0	336,000	136,000	22,493
1999	Strategy & Planning	291,667	151,175	33,556	0	50,000	22,385

[1]	Was not serving as an executive officer at December 31, 2001.

[2]	Includes premiums paid by the company in connection with whole life and disability insurance policies owned by the named executive officers in the following amounts: Mr. Davis, $52,400; Mr. Allen, $5,815; Mr. Daly, $8,513; Mr. Lawler, $13,620; and Mr. Stoklosa, $7,347. Also includes a company contribution to each named executive officer’s retirement savings plan account of $2,550 and the payout from the former Management Incentive Plan in the amounts listed in the Report on Compensation on page 25.

[3]	Consists of a $64,000 long term incentive award payout in connection with Mr. Winkel’s retirement; a lump sum payment of $418,000 in lieu of retirement benefits in connection with Mr. Winkel’s retirement; $421 for the costs of continued dental coverage for six months after Mr. Winkel’s retirement; a company contribution to Mr. Winkel’s retirement savings plan account of $2,550; payment of $54,432 which was Mr. Winkel’s full bank balance, less an administrative credit under the former Management Incentive Plan described on page 25; and $27,713 of reimbursed attorney’s fees and financial planning services in connection with Mr. Winkel’s retirement. See the description of Mr. Winkel’s Agreement on page 28 for more information.

As of December 31, 2001, the named executives’ holdings of restricted stock were valued as follows:

Detail Table 1: Restricted Common Stock

Name	Shares of Restricted Common Stock	Value ($)

W.L. Davis	96,269	2,858,227
M.B. Allen	7,800	231,582
R.E. Daly	0	0
M.M. Fohrman	7,334	217,746
J.C. Lawler	16,667	494,843
G.A. Stoklosa	10,000	296,900
M.W. Winkel	10,667	316,703

Restricted stock pays dividends at the same rate and time as the company’s common stock. Restricted stock granted prior to 2000 generally vests on the fifth anniversary of the date it was granted, although restricted stock granted prior to 2000 held by Mr. Davis vests as provided in his 1997 employment agreement (see page 27). Restricted stock granted since 2000 generally vests in equal proportions over three years.

The following table details options to purchase common stock that were granted in 2001 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 2001

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2001	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)(2)

W.L. Davis	210,000	11.42	25.41	3/21/2011	1,472,100
M.B. Allen	0	N/A	N/A	N/A	N/A
R.E. Daly	58,000	3.16	30.19	8/6/2011	483,140
M.M. Fohrman	0	N/A	N/A	N/A	N/A
J.C. Lawler	0	N/A	N/A	N/A	N/A
G.A. Stoklosa	0	N/A	N/A	N/A	N/A
M.W. Winkel	0	N/A	N/A	N/A	N/A

[1]	Options become exercisable over a four-year period starting on the grant date, at the rate of 20% a year, with the final 40% exercisable at the end of the fourth year. This schedule could be accelerated upon death, disability or a change in control.

[2]	Grant Date Present Value reflects a reduced value attributable to potential forfeiture due to vesting requirements or shortened exercise period following employment termination.

The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

Name	Grant Date	Expiration Date	Volatility Factor	Yield	Annual Dividend Rate	Risk-free Rate of Return

W.L. Davis	3/22/2001	3/21/2011	32.26%	3.62%	$ 0.92	4.89%
R.E. Daly	8/7/2001	8/6/2011	28.03%	3.30%	$ 0.92	5.24%

The following table reflects options exercised in 2001 and the value of options at December 31, 2001 held by the individuals named in the summary compensation table.

Detail Table 4: Options Exercised During 2001 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at 12/31/01 (#)	Value of Unexercised In-the-Money Options at 12/31/01 ($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

W.L. Davis	0	N/A	1,042,000/378,000	371,963/2,441,250
M.B. Allen	35,800	252,470	81,000/122,700	21,175/ 913,965
R.E. Daly	29,000	168,573	73,100/166,400	11,334/ 779,350
M.M. Fohrman	8,000	47,000	63,400/121,200	235,752/ 13,965
J.C. Lawler	0	N/A	95,800/132,200	228,492/ 905,109
G.A. Stoklosa	0	N/A	74,200/159,400	279,773/1,090,050
M.W. Winkel	116,000	1,041,245	70,000/ 0	177,125/ 0

[1]	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and the low prices reported in the NYSE Composite Transactions report.

[2]	Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 2001. Fair market value is the average of the high and low prices reported in the NYSE Composite Transactions report.

As described in the Report on Compensation (see page 24), the company instituted a long term incentive award program with the initial awards made in 2001. These awards, which will be payable in 2004, are designated in units of company stock. The following table reflects the units granted to the named executives:

Detail Table 5: Long Term Incentive Plan Awards in 2001

			Estimated Future Payouts under Non-Stock Price-Based Plans

Name	Number of Units (#)	Performances or Other Period Until Maturation or Payout	Threshold (Units)	Target (Units)	Maximum (Units)

W.L. Davis	45,163	3 years	45,163	90,326	180,652
M.B. Allen	11,376	3 years	11,376	22,752	45,504
R.E. Daly	16,918	3 years	16,918	33,836	67,672
M.M. Fohrman	11,376	3 years	11,376	22,752	45,504
J.C. Lawler	11,376	3 years	11,376	22,752	45,504
G.A. Stoklosa	15,443	3 years	15,443	30,886	61,772
M.W. Winkel(1)	11,376	N/A	N/A	N/A	N/A

[1]	Mr. Winkel was paid $64,000 in full satisfaction of the award in connection with his retirement. See the Winkel Agreement described on page 28.

Retirement Benefits

Under the company’s Retirement Benefit Plan and Unfunded Supplemental Benefit Plan (Retirement Plans), each year employees accrue retirement benefits equal to 1.5% of compensation up to the Social Security wage base average for the preceding 35 year period, plus 2% of remaining compensation. Compensation covered by the Retirement Plans generally includes salary and annual cash bonus awards.

The government places certain limitations on pensions which can be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as benefits accrued under the executive arrangements (as discussed on pages 27-29), are paid under the Unfunded Supplemental Benefit Plan.

New participants in the Retirement Plans will participate in a cash balance plan. Under the traditional plan, benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor. Under the cash balance plan, a participant may elect to receive a lump sum amount.

Except as otherwise noted, the following table shows estimates of the annual benefits payable to the individuals named in the summary compensation table upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 2001 and additional annual benefits they may earn in the future, assuming they continue in the company’s employ to age 65 at current base pay plus incentives.

Detail Table 1: Retirement Benefits

	Benefits accrued	Estimated benefits	Estimated
Name	through 12/31/01 ($)	1/1/2002 through age 65 ($)	total benefits ($)

W.L. Davis	798,933	433,067	1,232,000(1)
M.B. Allen	85,696	312,665	398,351
R.E. Daly	122,641	210,759	333,400
M.M. Fohrman	83,886	165,151	249,037
J.C. Lawler	61,674	220,991	282,665
G.A. Stoklosa	42,526	319,295	361,821
M.W. Winkel	0	0	0(2)

[1]	Mr. Davis’ pension benefits are governed by the Davis Agreement described on page 27.

[2]	Mr. Winkel received a lump sum payment of his benefits pursuant to his retirement. See the Winkel Agreement described on page 28.

Report on Compensation

Committee Approach to Compensation Evaluation

The Human Resources Committee determines the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers.

Historically, the committee considers the following factors in setting compensation:

•	Company performance, both separately and compared to other companies.

•	The individual performance of each executive officer.

•	A number of comparative compensation surveys.

•	Historical compensation levels and stock awards.

•	The overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.

•	The recommendations of professional compensation consultants and management.

Because the committee believes that the company’s competitors for executive talent are more varied than the peer group chosen for comparing stockholder return in the performance graph, the committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation. These companies include printing and publishing, as well as other companies similar in revenue size to the company. The companies used to define the market for pay comparison purposes include 9 of the 25 companies in the peer group used in the performance graph.

Executive Officers Generally

Generally, total compensation for executive officers is targeted between the 50th and 75th percentile of the market. The committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of short and long term compensation.

As described below, approximately 23% to 38% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation (salary plus short term incentive compensation) is linked to company performance. The entire value of long term incentive compensation is linked to company performance.

Salary: The committee annually reviews the base salary of each executive officer. In 2001, based upon the anticipated effect of an economic slowdown on the end markets which the company serves, the committee did not give regular, annual base salary increases to officers. However, base salary increases were given to executives whose responsibilities increased in connection with the reorganization of certain of the company’s businesses to form the R.R. Donnelley Print Solutions business unit.

Short and Long Term Incentive Compensation: In 2001, the company implemented both a new Senior Management Annual Incentive Plan (the “Annual Plan”) and a long term incentive award program (the “Long Term Awards”), designed to encourage and reward sustained value creation together with achievement of annual objectives and employee retention. The Annual Plan and the Long Term Awards replace the previous plan which combined aspects of both an annual and long-term plan in a single plan through the use of a “banking” feature.

Awards to executive officers under the Annual Plan for 2001 were based on achieving Economic Value Added (EVA(r)) improvement targets for the company as a whole and for relevant business units, earnings per share objectives, value-added revenue targets for specified business units, and other individual and strategic objectives. EVA represents the cash operating earnings of the company or a business after deducting a charge for capital employed. Earnings per share objectives reflect the company’s commitment to a traditionally recognized performance measure. The percentage weighting of each component of an executive officer’s award is determined based on the responsibilities of the officer but in all cases, 20% of the award determination is based on achieving both the objectives established annually under the company’s Strategic Inclusion Plans (which set measurable goals in recruitment and retention of a diverse workforce) and achievement of individual objectives. The actual award a participant in the Annual Plan may earn ranges from zero to two times the targeted award, based on performance. The committee may adjust awards if it believes the circumstances justify either an increase or decrease.

The Long Term Awards granted to executives are based on the company’s performance as measured by relative total shareholder return (“RTSR”) over a three year period. RTSR objectives measure stock price appreciation plus dividend yield relative to the performance of the S&P 500. Awards made in 2001 will be calculated and paid in 2004, based upon changes in RTSR as measured on the average closing price of the company’s stock on the New York Stock

Exchange over the last forty trading days in 2000, against the same measurement period in 2003. Long Term Awards are designated in stock units and may be paid, at the discretion of the committee, in stock, cash or a combination of stock and cash. It is intended that Long Term Awards be made every two years.

If the company (and where relevant, a particular business within the company) does not achieve at least minimum performance levels established under the Annual Plan for a particular year or, in the case of the Long Term Awards, the specified years, then the payout amount tied to company or business unit performance under the relevant plan or award is zero. In 2001, the company did not achieve the minimum thresholds of performance required under the Annual Plan for payouts from the company EVA or earnings per share components. In the case of several of the objectives set for certain of the business units, and particularly in the case of the Telecommunications unit of which Mr. Daly was president for most of 2001, objectives were fully achieved or exceeded. And, in cases where financial performance objectives were not made, executive officers could still earn that portion of their bonuses based on accomplishment of individual objectives and Strategic Inclusion Plans.

Long Term Awards made in 2001 to the named executives are described in the Long Term Incentive Plan Awards in 2001 Table on page 22 above. In accordance with the terms of his Long Term Award, Mr. Winkel was paid the value of his Award as calculated as of the date of his retirement in lieu of receiving any other benefit under the Award.

Prior to 2001, the company’s incentive compensation plan included a banking feature under which only a portion of any year’s incentive compensation was paid in the year earned, with the balance “banked” without interest for a period of up to two years. The banking feature was included to encourage retention of participants in the plan. Each named executive is being paid his or her remaining bank balance (after deducting the administrative credit received) in two equal installments provided that he or she continues to be employed by the company at the end of 2001 and 2002, as described below:

Management Incentive Plan Bank Balance Payouts

Name	2001 Payout ($)	2002 Payout ($)

M.B. Allen	86,882	86,882
R.E. Daly	135,220	135,220
W.L. Davis	387,254	387,254
M.M. Fohrman	20,482	20,482
J.C. Lawler	69,375	69,375
G.A. Stoklosa	52,652	52,652
M.W. Winkel	54,432[1]	0

[1]	In connection with his retirement, Mr. Winkel received his entire bank balance.

The committee reviews continually the incentive plan designs and the financial measures used, and their ability to promote sustained performance of the company’s strategies.

Discretionary Bonuses: The committee may pay discretionary bonuses to executive officers when circumstances warrant. No discretionary bonuses were paid to the named executive officers for 2001.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the company’s stock.

In addition, to emphasize the importance of stock ownership by management, the committee and management have implemented stock ownership guidelines for officers which require all officers to acquire and hold over time company stock having a market value relative to salary. The minimum ownership guideline is owning stock having a market value at least equal to base salary, with the level of target ownership increasing as levels of responsibility increase, up to five times base salary, which is the ownership guideline for the CEO.

During 2000, in order to create an additional incentive for performance and to encourage retention, the committee accelerated stock option grants which would normally be made in 2001 and 2002. All of the named executive officers, other than Mr. Davis, received this special grant. A regular stock option grant was given to Mr. Davis during 2001 but not to others who participated in the special grant. Further, following the formation of the R.R. Donnelley Print Solutions business unit, a stock option grant was made to Mr. Daly in recognition of his expanded responsibilities.

Generally, the committee makes restricted stock grants only on a selective basis for retention and recruiting requirements. In 2001, no grants of restricted stock were made to the named executives.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

Mr. Davis’ total compensation for 2001 was established pursuant to his 1997 and 2001 employment agreements with the company, as referred to in the “Executive Agreements” section on page 27. Mr. Davis’ compensation was established using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report.

Mr. Davis did not receive an increase in base salary during 2001. Mr. Davis’ base salary of $900,000 is at the median for CEOs in the compensation surveys used by the committee. His target annual cash compensation, which includes salary and bonus, is slightly below the median. Mr. Davis’ total compensation is near the 50th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 38% of Mr. Davis’ targeted annual cash compensation is linked to company performance through the objectives set forth in the Annual Plan. In 2001, Mr. Davis’ bonus under this plan was earned solely based on his achievement of personal objectives established by the committee at the beginning of 2001. In addition, the entire value of Mr. Davis’ Long Term Award, which has a threshold value calculated at 55% of salary and will be paid in 2004, is linked to company performance through the RTSR measurement described in the Award.

The committee made a stock option grant to Mr. Davis during 2001. In making this grant, the committee continued to align the interests of Mr. Davis with those of stockholders by increasing his stock ownership and tying a meaningful portion of his compensation to the performance of the company.

In conjunction with the execution of a new employment agreement during 2001, Mr. Davis received an award of 115,385 stock units vesting over three years and payable in company stock upon Mr. Davis’ retirement, death or permanent and total disability. This one time award is intended to provide Mr. Davis with the value he would otherwise have received had he participated in the special, accelerated stock option award received by other executives in 2000.

The Human Resources Committee

Thomas S. Johnson, Chairman Oliver R. Sockwell Norman H. Wesley Stephen M. Wolf

EVA is a registered mark of Stern Stewart & Co.

Severance Pay

The company has adopted a Severance Pay Program consisting of severance agreements between the company and the named executive officers and certain other officers and key employees.

Under the severance agreements, an executive is entitled to certain payments and benefits if, after a change in control of the company, the executive is terminated by the company for reasons other than cause or if the executive leaves the company after a change in control because of any of the following conditions:

•	A decrease in responsibilities or compensation.

•	A job relocation that requires a change in residence.

•	A significant increase in travel.

These agreements do not apply to executives who are terminated for cause, retire, become disabled or die.

Severance benefits generally include:

•	A lump-sum payment of three times current salary and bonus.

•	Cash payment in lieu of outstanding stock bonus awards under the company’s stock based plans.

•	Cash payment equal to the value of outstanding stock options.

•	Cash payment equal to three years’ additional accrued benefits under the company’s Retirement Benefit Plan.

•	Life, disability, accident and health insurance bene-fits for 24 months after termination.

If any of this compensation is subject to the federal excise tax on “excess parachute payments,” the company also agrees to pay an additional amount to cover these taxes.

Executive Agreements

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and executed an employment agreement with an initial term ending March 31, 2002, with an automatic extension through March 31, 2004 unless the extension was terminated by the company or by Mr. Davis with six months’ prior written notice. On November 30, 2001, the company and Mr. Davis entered into a new employment agreement, replacing the 1997 agreement. The initial term of the 2001 Agreement ends March 31, 2004. Beginning April 1, 2003, the initial term automatically extends daily by one additional day unless such provision for extension is terminated by the company or Mr. Davis.

Under the 2001 Agreement, Mr. Davis receives a base annual salary of not less than $900,000 and participates in annual and long term performance incentive plans adopted by the company’s Human Resources Committee. These plans are described in the Report on Compensation above.

In the 2001 Agreement, Mr. Davis was awarded 115,385 stock units vesting in three installments in March 2002 through March 2004, payable in common stock of the company following Mr. Davis’ retirement, death or permanent and total disability. Unvested stock units are forfeited upon termination of Mr. Davis’ employment for any other reason. The 2001 Agreement also requires the company to make a long term performance award of 14,480 stock units to Mr. Davis in January 2002, which award is subject to the same terms and conditions as the 2001 long term incentive awards described in the Report on Compensation above.

The 2001 Agreement requires the company to grant annually to Mr. Davis a non-qualified stock option to purchase shares of common stock of the company determined as a percentage of his base salary. In 2002, the grant will be for 236,000 shares of common stock, vesting over a four year period. Further, the 2001 Agreement requires the company to provide

Mr. Davis with yearly retirement payments, upon his reaching the age of 65, which together with payments received through social security benefits, bene-fits payable from retirement plans of his former employers and the benefits otherwise payable under the company’s Retirement Benefit Plan and Unfunded Supplemental Benefit Plan, equal $1,228,000 or 50% of his “final average compensation” (as defined in the Agreement), whichever is greater. These payments are subject to reduction if Mr. Davis’ employment terminates prior to March 31, 2004.

If Mr. Davis dies before the employment term expires, his estate will receive a termination bonus in addition to all equity awards described above. The termination bonus will equal his previous year’s bonus, prorated for the portion of the year worked prior to his death. If he should become disabled, the company or Mr. Davis may terminate the 2001 Agreement. In addition to the equity awards and termination bonus described above, Mr. Davis would receive 60% of his last base salary plus full benefit and pension accrual until he reaches age 65. Mr. Davis will be entitled to certain benefits if his employment is terminated by the company without “Cause” or by him for “Good Reason” (as defined in the 2001 Agreement), including:

•	A lump sum severance payment of 250% of his base salary and target annual bonus (300% if termination results from a change in control).

•	The termination bonus.

•	Continued benefit coverage and pension accrual for 30 months.

If Mr. Davis is terminated by the company without Cause, if Mr. Davis terminates his employment for Good Reason or if there is a Change in Control (as defined in the 2001 Agreement) of the company, all stock options, restricted stock awards and long term incentive awards not yet vested will become fully vested.

Mr. Davis has agreed to certain limitations on his ability to compete with, or solicit employees from, the company for two years after the termination of the 2001 Agreement.

Mr. Davis continues to hold awards originally made under the terms of the 1997 Agreement. Under the terms of a restricted stock award granted pursuant to that Agreement, Mr. Davis vested in a restricted stock grant during 2001, and will vest in a restricted stock grant of 62,935 shares on October 1, 2004. He also received options to purchase 500,000 shares of common stock at $45.1875 (150% of the price of common stock upon his start of employment) vesting on or after March 18, 2000 if the fair market value of the common stock exceeds that price for ten consecutive trading days (which occurred in June and July, 1998) and 500,000 shares at $30.125, which fully vested as of March, 2001.

The Lawler Agreement

In connection with the hiring of Joseph C. Lawler in October, 1995, the company granted Mr. Lawler an advance in the amount of $200,000 against his anticipated payout under a long term incentive program in which he participated. Because the company failed to meet the threshold for any payout under the program, the company agreed to convert the advance to Mr. Lawler into an interest-bearing loan due Febru-ary 15, 2001. During 2001, the company agreed to extend the repayment date of the loan until March 1, 2004. Interest on the original loan amount accrues at the five-year Treasury Bill rate and beginning January 1, 2002, interest is payable annually until the loan is repaid.

The Winkel Agreement

Effective August 10, 2001, Michael W. Winkel retired from the company. Under an agreement relating to his retirement, Mr. Winkel received his base salary through the date of retirement. As the targets and objectives for company performance under the Senior Management Annual Incentive Plan for 2001 were not met, Mr. Winkel received only a portion of his annual incentive compensation related to achievement of personal objectives. He did receive $64,000 in full satisfaction of a long term incentive award made in 2001. Mr. Winkel also received his full bank balance earned in previous years, less the administrative credit. Descriptions of both the current incentive compensation plans and the banking plan under which these payments were made are set forth in the Report on Compensation.

The company allowed Mr. Winkel to receive a lump sum cash payment in lieu of retirement benefits earned during his employment, and he received a lump sum payment of $418,000 in connection with his retirement. The company also agreed to reimburse Mr. Winkel for costs of tax, accounting, legal or financial planning incurred prior to July 31, 2002 but not to exceed $8,000, and the costs of continued dental coverage under the company plans for a period of six months. In consideration for these payments, Mr. Winkel agreed not to compete with the company through July 31, 2003, and to hold himself available to provide consulting services as requested by the company through August 10, 2002. For each day he provides consulting services, Mr. Winkel will be paid $2,000, plus any out-of-pocket expenses. As of December 31, 2001, no consulting services had been requested of Mr. Winkel by the company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2001. The committee has discussed with the company’s independent auditors, which are responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the company’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and the company. In considering the independence of the company’s independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

The Audit Committee

Bide L. Thomas, Chairman Joseph B. Anderson, Jr. Gregory Q. Brown Martha Layne Collins Judith H. Hamilton

The Company’s Independent Public Accountants

The company has not selected its independent public accountants for 2002. The board of directors normally makes the selection after the Audit Committee has reviewed audit proposals for the year. After its review, the Audit Committee will recommend an independent public accountant for 2002 to the board, which will make the final selection.

Arthur Andersen LLP has served as the company’s independent public accountants for the past 36 years.

Representatives of Arthur Andersen LLP are expected to attend the 2002 Annual Meeting, where they may make a statement and will be available to respond to questions.

Fees

Audit Fees. $1,301,204 was paid to Arthur Andersen LLP for audit services rendered during 2001, including $131,302 for statutory audits, consents, accounting consultation and comfort letters.

Financial Information System Design and Implementation Fees. No fees were paid to Arthur Andersen LLP for financial information system design and implementation services rendered during 2001.

All Other Fees. $1,425,370 was paid to Arthur Andersen LLP for all other services rendered during 2001, including $981,608 for international tax and consulting and expatriate services.

Submitting Stockholder Proposals and Nominations for 2003 Annual Meeting

Any proposals that stockholders wish to present at the 2003 Annual Meeting must be received by Octo-ber 25, 2002 in order to be considered for inclusion in the company’s proxy materials. The 2003 Annual Meeting is currently scheduled to be held on March 27, 2003. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the board of directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are required to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company’s management does not currently intend to bring any proposals to the 2002 Annual Meeting other than the election of three directors and does not expect any stockholder proposals other than that described here. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Monica M. Fohrman, Secretary

Chicago, Illinois, February 22, 2002

☒	Please mark your votes as in this example.	7827

               This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and AGAINST Proposal 2.

The Board of Directors recommends a vote FOR the election of Directors.					The Board of Directors recommends a vote AGAINST Proposal 2.
		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of Directors (See reverse)	☐	☐	2.	Stockholder proposal regarding a sustainability report to shareholders.	☐	☐	☐
For, except vote withheld from the following Nominee(s):
				3.	In their discretion, the Proxies are authorized to vote upon such other business as may prop- erly come before the meeting.

					CHANGE OF ADDRESS/ COMMENTS ON REVERSE SIDE	☐	WILL ATTEND MEETING	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.

SIGNATURE(S)	DATE

▲ FOLD AND DETACH HERE ▲

R. R. DONNELLEY & SONS COMPANY

Dear Stockholder:

R.R. Donnelley & Sons Company encourages U.S. and Canadian residents to take advantage of the convenient way by which you can vote your shares by telephone or the internet. If you vote by telephone or the internet, you do not need to return this proxy card.

To vote your shares by telephone or the internet you must use the voter control number in the box above, just below the perforation.

To vote over the telephone, on a touchtone telephone call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. To vote over the internet, log on to the internet and go to the website www.eproxyvote.com/dny. The telephone response system or website will lead you through the simple process of voting your proxy. Your voter control number above must be used to access either system.

Your telephone or internet vote provides the same authorization to vote your shares as if you marked, signed, dated and returned your proxy card.

Your vote is important.

	R.R. Donnelley Chicago, Illinois	PROXY/VOTING INSTRUCTION CARD
P R O X Y

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 28, 2002.

The undersigned hereby appoints William L. Davis and Gregory A. Stoklosa, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 28, 2002 at nine o’clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposal may be indicated on the reverse. Nominees for Directors are: (1) Joseph B. Anderson, Jr., (2) Judith H. Hamilton and (3) Bide L. Thomas.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of Donnelley employees in the Donnelley Stock Fund, the Tax Credit Stock Ownership Plan (“TRASOP”) and the Employee Monthly Investment Plan (“EMIP”).

Comments

(If you have written in the above space, please mark the “Comments” box on the reverse of this card.)

▲ FOLD AND DETACH HERE ▲

Admission Ticket

R. R. DONNELLEY & SONS COMPANY

Annual Meeting of Stockholders

Thursday, March 28, 2002 at 9:00 AM
Bank One Auditorium at 1 Bank One Plaza
Dearborn & Madison Streets
Chicago, Illinois

This ticket admits the named Stockholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.